UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2014

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 19, 2014, we received a notice from the NYSE MKT that, based on our Form 10-Q for the quarter ended March 31, 2014, filed on May 15, 2014 with the Securities and Exchange Commission, we do not meet continued listing standards of the NYSE MKT as set forth in Part 10 of the Company Guide.  Specifically, we are not in compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the Company Guide because we reported stockholders’ equity of less than $2 million and $4 million, respectively, as of March 31, 2014 and had net losses in our four most recent fiscal years ended December 31, 2013.  As a result, we have become subject to the procedures and requirements of Section 1009 of the Company Guide.  We must submit a plan of compliance to address how we intend to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide by December 19, 2014 (the “Plan Period”), to be submitted to the NYSE MKT no later than June 18, 2014.  If that plan is accepted by NYSE MKT, we may be able to continue our listing during the Plan Period, during which time we will be subject to periodic review to determine whether we are making progress consistent with the plan.

If we are not in compliance with all of the NYSE MKT’s continued listing standards within the Plan Period, or do not make progress consistent with the plan to be submitted to the NYSE MKT during the Plan Period, the NYSE MKT will initiate delisting proceedings.

 A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated May 23, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 23, 2014	CORMEDIX INC.

	By:	/s/ Randy Milby
Name: Randy Milby Title: Chief Executive Officer